EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Ray Davis President/CEO Umpqua Holdings Corporation 503-727-4101 raydavis@umpquabank.com	Ron Farnsworth EVP/Chief Financial Officer Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS FULL YEAR AND FOURTH QUARTER 2013 RESULTS

Full year 2013 operating earnings1 of $0.94 per diluted share

Fourth quarter 2013 operating earnings of $0.25 per diluted share

Organic non-covered loans and leases grew $125 million, or 2%, over prior quarter, 6% for year

Fourth quarter 2013 net interest margin of 4.29% and adjusted net interest margin2 of 4.12%

Non-covered, non-performing assets decreased 35% year over year, to 0.49% of total assets

Fourth quarter 2013 mortgage banking revenue of $16.0 million

PORTLAND, Ore. – January 22, 2014 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced full year 2013 net earnings available to common shareholders of $97.6 million, or $0.87 per diluted common share, compared to net earnings available to common shareholders of $101.2 million, or $0.90 per diluted common share, for 2012. For the fourth quarter 2013, the Company is reporting net earnings available to common shareholders of $25.1 million, or $0.22 per diluted common share, compared to net earnings available to common shareholders of $23.3 million, or $0.21 per diluted common share, for the third quarter of 2013, and $27.8 million, or $0.25 per diluted common share, for the same period in the prior year.

Operating earnings, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax; bargain purchase gains on acquisitions, net of tax; merger related expenses, net of tax; and goodwill impairment, were $105.7 million, or $0.94 per diluted common share, for 2013, compared to operating earnings of $103.9 million, or $0.93 per diluted common share, for 2012. For the fourth quarter of 2013, the Company is reporting operating earnings of $27.9 million, or $0.25 per diluted common share, compared to operating earnings of $26.5 million, or $0.24 per diluted common share, for the third quarter of 2013, and $29.3 million, or $0.26 per diluted common share, for the same period in the prior year.

Significant financial statement items for the fourth quarter of 2013 include:

•	Non-covered loans and leases grew $125 million and non-covered loan commitments increased $164 million during the quarter;
•	Financial Pacific Leasing (“FinPac”) contributed $5.2 million to operating earnings for the quarter;
•	Net interest margin of 4.29%, representing a 7 basis points increase over the prior quarter;

___________________________

1 Operating earnings is considered “non-GAAP” financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

2 Adjusted net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

•	Adjusted net interest margin of 4.12%, a decrease of 4 basis points from the prior quarter, based in part to higher average interest bearing cash balances;
•	Mortgage banking revenue of $16.0 million on closed loan volume of $360 million;
•	Non-covered, non-performing assets declined 5 basis points down to 0.49% of total assets;
•	Provision for non-covered loan and lease losses of $3.8 million and non-covered net charge-offs of $3.2 million, the difference resulting from growth in non-covered loans during the period;
•	Cost of interest bearing deposits of 0.25% and cost of total interest bearing liabilities of 0.46%;
•	Tangible common equity ratio of 8.75%;
•	Total risk-based capital of 14.61%, and Tier 1 common to risk weighted asset ratio of 10.95%; and,
•	Declared a dividend of $0.15 per common share in the fourth quarter, representing a 68% payout ratio for the quarter.

Highlights for the full year of 2013 include:

•	Organic non-covered loans and leases growth of $422 million, or 6%, and total organic non-covered loan commitments increased $528 million;
•	Commercial Banking loan production of $1.46 billion;
•	Provision for non-covered loan losses declined 23% year over year to $16.8 million;
•	Net non-covered charge-offs declined 42% year over year to $16.9 million;
•	Non-covered, non-performing assets declined 35%, to 0.49% of total assets;
•	Mortgage banking revenue of $78.9 million on closed loan volume of $1.9 billion;
•	Adjusted net interest margin of 3.89%, representing a 3 basis point increase over the prior year; and,
•	Completed the acquisition of Financial Pacific Leasing and announced a merger agreement with Sterling Financial Corporation (“Sterling”).

“2013 was a strong year for Umpqua, as demonstrated by the company’s total shareholder return, which exceeded 65%. In addition to generating 10% loan and lease growth, the company completed the strategic purchase of Financial Pacific Leasing to diversify revenues and offset the reduction in home lending volumes, and in September, announced a transformational merger with Sterling Financial Corporation,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Together, these actions have created significant momentum for the company, accelerating Umpqua’s ability to continue building the largest community bank in the western United States.”

Balance sheet

Total consolidated assets as of December 31, 2013 were $11.6 billion, compared to $11.6 billion on September 30, 2013 and $11.8 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $7.7 billion and $9.1 billion, respectively, as of December 31, 2013, as compared to $7.6 billion and $9.1 billion, respectively, as of September 30, 2013, and $7.2 billion and $9.4 billion, respectively, as of December 31, 2012.

Total non-covered loans and leases held for investment increased $125.5 million during the fourth quarter of 2013. The growth in the current quarter was spread relatively evenly across several segments of our portfolio, including residential mortgage, commercial lines of credit, owner occupied commercial real estate, lease financing and multifamily loan products. Covered loans declined $33.1 million during the fourth quarter of 2013. The covered loan portfolio will continue to decline over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, and as we work out and resolve troubled credits.

Total deposits increased $50.4 million on a sequential quarter basis, primarily in interest bearing demand and money market accounts partially offset by the continued decline in certificate of deposit balances. The continued increase in securities sold under agreements to repurchase results from the FDIC discontinuing banking institutions’ ability to collateralize uninsured non-public funds deposits, while various customers still require or prefer some form of collateralization based on their business requirements.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At December 31, 2013, the Company had $611 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. The Company’s available for sale investment portfolio was $1.8 billion as of December 31, 2013, representing a 6% decrease from the prior quarter and a 32% decline from the same period of the prior year. During 2013 the Company has not reinvested investment cash flows back into the portfolio given the unattractive market prices and yields. The proceeds from the reduction in the investment portfolio have been utilized to fund non-covered loan growth in the quarter. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future non-covered loan production and acquisition activities.

Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.1 billion as of December 31, 2013, representing 35% of total assets and 44% of total deposits.

Net interest margin

The Company reported a net interest margin of 4.29% for the fourth quarter of 2013, as compared to 4.22% for the third quarter of 2013, and 3.95% for the fourth quarter of 2012. The increase in net interest margin in the current quarter over the prior quarter primarily resulted from the increase in average non-covered loans outstanding, an increase in loan disposal gains from the covered loan portfolio, an increase in investment yields, and the decrease in the cost of interest bearing deposits, partially offset by the decline of non-covered loan yields, the decrease in average covered loan balances, and the increase in average interest bearing cash. The increase in net interest margin in the current quarter over the same period of the prior year primarily resulted from the increase of non-covered loan yields, the increase in average non-covered loans outstanding, the increase in investment yields, the decrease in the cost of interest bearing deposits, and the decline in average interest bearing liabilities, partially offset by the decrease in loan disposal gains from the covered loan portfolio, the decrease in average covered loan balances, and the increase in average interest bearing cash.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $3.9 million of interest income in the fourth quarter of 2013, as compared to $1.8 million in the third quarter of 2013 and $6.3 million in the fourth quarter of 2012. While dispositions of covered loans positively impact interest income and net interest margin, we recognize a corresponding decrease to the change in the FDIC indemnification asset within non-interest income that partially offsets the impact to net income.

Interest and fee recoveries related to non-accrual loans during the fourth quarter of 2013 totaled $400 thousand, reflecting the continued improvement of the non-covered loan portfolio, as compared to reversals of $203 thousand for the third quarter of 2013 and reversals of $361 thousand in the fourth quarter of 2012.

Excluding the impact of loan disposal gains and interest and fee reversals on non-accrual loans, our adjusted net interest margin was 4.12% for the fourth quarter of 2013, 4.16% for the third quarter of 2013 and 3.72% for the fourth quarter of 2012. The sequential quarter decline in adjusted net interest margin is primarily attributable to the higher average interest bearing cash balance and the declining yield of the non-covered loan and lease portfolio. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

The cost of interest bearing deposits was 0.25% for the fourth quarter of 2013, 4 basis points lower than the third quarter of 2013, and 12 basis points lower than the fourth quarter of 2012. The decline in the cost of interest bearing deposits in the quarter is primarily driven by the downward repricing or run-off of maturing time deposits. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Mortgage banking revenue

The Company generated $16.0 million in total mortgage banking revenue during the fourth quarter of 2013, on closed loan volume of $360 million. This represents a 22% decrease in production volume compared to the third quarter of 2013 and a 47% decrease in production compared to the same period of the prior year. The fourth quarter’s sequential quarter decrease in production is primarily related to lower refinancing activity attributable to the increase in mortgage rates not fully offset by higher purchase activity driven by the continued improvement of the housing sector. In the fourth quarter of 2013, the Company recognized an increase in the fair value of the mortgage servicing right assets in the income statement of $3.1 million. Of the current quarter’s production 70% related to purchase activity, as compared to 66% in the third quarter of 2013 and 26% in the fourth quarter of 2012. Income from the origination and sale of mortgage loans was $9.9 million in the fourth quarter of 2013, representing a 22% decrease from the prior quarter, and a 69% decrease compared to the same quarter of the prior year. Servicing revenue was $2.9 million in the fourth quarter of 2013, representing a 7% increase from the prior quarter, and a 45% increase compared to the same quarter of the prior year, due to the growth in the total serviced portfolio principal balance. As of December 31, 2013, the Company serviced $4.4 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $47.8 million, or 1.09% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $0.6 million loss from the change in fair value of junior subordinated debentures during the fourth quarter of 2013. The majority of the fair value difference under par value relates to the $61.8 million of junior subordinated debentures issued in the fourth quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of December 31, 2013, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates.

On July 2, 2013, the federal banking regulators approved the final proposed rules that revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (Basel III). Under the final rule, consistent with Section 171 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, bank holding companies with less than $15 billion assets as of December 31, 2009 will be grandfathered and may continue to include these instruments in Tier 1 capital, subject to certain restrictions. However, if an institution grows above $15 billion as a result of an acquisition (as would result from the proposed merger with Sterling Financial Corporation), or organically grows above $15 billion and then makes an acquisition, the combined trust preferred issuances would be phased out of Tier 1 and into Tier 2 capital (75% in 2015 and 100% in 2016). If the Company exceeds $15 billion in consolidated assets other than in an organic manner and these instruments no longer qualify as Tier 1 capital, it is possible the Company may accelerate redemption of the existing junior subordinated debentures.  This could result in adjustments to the fair value of these instruments including the acceleration of losses on junior subordinated debentures carried at fair value within non-interest income. Umpqua currently does not intend to redeem outstanding trust preferred securities following the proposed merger in order to support regulatory total

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

capital levels. As of December 31, 2013, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $87.3 million.

Other non-interest income

Total other non-interest income for the fourth quarter of 2013 was $5.2 million, compared to $5.9 million for the third quarter of 2013 and $7.7 million for the fourth quarter of 2012. The largest recurring component of other income is Debt Capital Markets revenue, which was $1.2 million for the fourth quarter of 2013, compared to $1.9 million in the prior quarter and $2.9 million for the same quarter of the prior year. FinPac contributed $0.9 million of other non-interest income for the fourth quarter of 2013 and $0.8 million for the third quarter of 2013.

Non-interest expense

Total non-interest expense for the fourth quarter of 2013 was $95.4 million, compared to $95.6 million for the third quarter of 2013 and $98.0 million for the fourth quarter of 2012. Merger activities related to the proposed merger with Sterling Financial Corporation announced in the third quarter of 2013, the acquisition of FinPac in the third quarter of 2013 and the acquisition of Circle Bancorp in the fourth quarter of 2012, resulted in $1.6 million of merger expense in the fourth quarter of 2013, as compared to $4.9 million in the third quarter of 2013, and $2.0 million recognized in the same period of the prior year. Marketing expense was $2.3 million for the fourth quarter of 2013, representing a $0.7 million increase over the prior quarter, and a $1.1 million increase over the same period of the prior year. Losses on non-covered OREO were $1.4 million in the fourth quarter of 2013, compared to none in the third quarter of 2013 and $3.0 million in the fourth quarter of 2013. Mortgage production related expense was $8.0 million in the fourth quarter of 2013, compared to $9.7 million in the third quarter of 2013, and $11.2 million for the fourth quarter of 2012. Additionally, the operations of FinPac contributed additional non-interest operating expense of $3.6 million in the fourth quarter of 2013 and $3.5 million in the third quarter of 2013.

Income taxes

The Company recorded a provision for income taxes of $13.8 million in the fourth quarter of 2013, representing an effective tax rate of 35.2% for the quarter, and 34.9% for the year.

Capital

As of December 31, 2013, total shareholders’ equity was $1.73 billion, comprised entirely of common equity. Book value per common share was $15.43, tangible book value per common share was $8.49 and the ratio of tangible common equity to tangible assets was 8.75% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below). The Company made no open market purchases of common stock under the Company’s previously announced share repurchase plan during the fourth quarter of 2013. The Company may repurchase up to 12.0 million of additional shares under this plan.

The Company’s estimated total risk-based capital ratio as of December 31, 2013 is 14.61%. This represents a decrease from the 14.74% at September 30, 2013, as a result of increased risk weighted assets primarily due to organic non-covered loan growth. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 10.95% as of December 31, 2013. These capital ratios as of December 31, 2013 are estimates pending completion and filing of the Company’s regulatory reports.

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $57.2 million, or 0.49% of total assets, as of December 31, 2013, compared to $63.0 million, or 0.54% of total assets as of September 30, 2013, and $88.1 million, or 0.75% of total assets as of December 31, 2012. Of this amount, as of December 31, 2013, $31.9 million represented non-accrual loans, $3.4 million represented loans past due greater than 90 days and still accruing interest, and $21.8 million was other real estate owned (“OREO”). FinPac contributed $3.3 million of non-performing assets to our December 31, 2013 totals and $2.6 million of non-performing assets to our September 30, 2013

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

totals, adding 3 and 2 basis points, respectively, to our non-covered, non-performing assets as a percentage of total assets ratio for each period.

Non-covered, classified assets are approximately $306.9 million as of December 31, 2013, representing a 4% decline from the prior quarter and a 15% decline since the same period of the prior year. Classified assets include non-performing assets, as well as performing assets rated substandard or worse.

The Company has aggressively charged-down impaired assets. As of December 31, 2013, the non-covered, non-performing assets of $57.2 million have been written down by 29%, or $22.9 million, from their current par balance of $80.1 million.

The provision for non-covered loan losses for the fourth quarter of 2013 was $3.8 million, as compared to $3.0 million from the prior quarter, and $4.9 million from the same period of the prior year.

The allowance for non-covered credit losses, which includes the allowance for non-covered loan and lease losses and the allowance for non-covered unfunded loan commitments, decreased to 1.18% of non-covered loans and leases at December 31, 2013, as compared to 1.19% of total non-covered loans and leases as of September 30, 2013 and 1.30% of total non-covered loans and leases as of December 31, 2012. The decline in the allowance for credit loss ratio in the current period reflects the continued reduction of non-performing and classified loans in the current period, associated with the improving economic conditions and increasing real estate values. The annualized net charge-off rate for the fourth quarter of 2013 was 0.18%, as compared to 0.23% in the prior quarter and 0.26% in the same period of the prior year.

Non-covered loans past due 30 to 89 days were $15.3 million, or 0.21% of non-covered loans and leases as of December 31, 2013, as compared to $22.1 million, or 0.31% of non-covered loans and leases as of September 30, 2013, and $23.8 million, or 0.36% of non-covered loans and leases as of December 31, 2012.

Non-covered restructured loans on accrual status were $68.8 million as of December 31, 2013, as compared to $69.5 million as of September 30, 2013, and $70.6 million as of December 31, 2012.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio, excluding multifamily loans, was $3.59 billion as of December 31, 2013. Of this total, $2.33 billion are non-owner occupied and $1.26 billion are owner occupied. Of the total term commercial real estate portfolio, $15.4 million were on non-accrual status, $0.6 million were past due 90 days or more and accruing interest, and $5.6 million were past due 30-89 days as of December 31, 2013. Of the total non-covered commercial real estate portfolio, 14% matures in years 2014-2015, 16% in years 2016-2017, and 20% in years 2018-2019. The remaining 50% of the portfolio matures in or after the year 2020.

Non-covered construction loan portfolio

Total non-covered construction loans, including the residential development and commercial construction loan segments, was $333.6 million, or 4.5% of the total non-covered loan portfolio, as of December 31, 2013. Of this amount, $2.8 million were on non-accrual status and $24.5 million were classified as performing restructured loans.

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan and leases portfolio: non-performing assets by type and by region, non-performing assets by type trends, loans and leases past due 30 to 89 days by type and by region, loans and leases past due 30 to 89 days by type trends, and restructured loans and leases on accrual status by type and by region.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Asset quality – Covered loan portfolio

Covered non-performing assets were $2.1 million, or 0.02% of total assets, as of December 31, 2013, as compared to $3.0 million, or 0.03% of total assets, as of September 30, 2013, and $10.4 million, or 0.09% of total assets, as of December 31, 2012. The total covered non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, the accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of the acquisition dates, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally or previously estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be mostly offset by a corresponding prospective decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Announced merger with Sterling Financial Corporation

On September 11, 2013, Umpqua announced plans to merge with Sterling Financial Corporation, a bank holding company headquartered in Spokane, Washington with $10 billion in assets.  The transaction will have a total deal value of approximately $2.0 billion (based on the closing price of Umpqua shares as of the date of announcement).  The combined organization will have approximately $22 billion in assets, $15 billion in loans and $16 billion in deposits.  Upon completion of the merger, the company will operate under the Umpqua Bank name and brand.  Integration planning commenced shortly after the September 11, 2013 announcement, and completion of the merger is expected to occur during the second quarter of 2014, subject to approval by each company’s shareholders, regulatory approvals and other customary closing conditions.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change

Net earnings available to common shareholders	$25,058	$23,281	$27,775	8%	(10)%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	332	332	332	0%	0%
Merger related expenses, net of tax (1)	2,502	2,914	1,200	(14)%	109%
Operating earnings	$27,892	$26,527	$29,307	5%	(5)%

Earnings per diluted share:
Earnings available to common shareholders	$0.22	$0.21	$0.25	5%	(12)%
Operating earnings	$0.25	$0.24	$0.26	4%	(4)%

	Year Ended:		Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2013	Dec 31, 2012	% Change

Net earnings available to common shareholders	$97,573	$101,209	(4)%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	1,318	1,322	0%
Merger related expenses, net of tax (1)	6,820	1,403	386%
Operating earnings	$105,711	$103,934	2%

Earnings per diluted share:
Earnings available to common shareholders	$0.87	$0.90	(3)%
Operating earnings	$0.94	$0.93	1%

(1)	Income tax effect of pro forma operating earnings adjustments at 40% for tax-deductible items.

nm = not meaningful

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change

Net interest income	$110,074	$106,809	$101,829	3%	8%
Tax equivalent adjustment (1)	1,119	1,137	1,182	(2)%	(5)%
Net interest income (1)	111,193	107,946	103,011	3%	8%

Adjustments:
Interest and fee (recoveries) reversals on non-accrual loans	(399)	203	361	(297)%	(211)%
Covered loan disposal gains	(3,908)	(1,836)	(6,257)	113%	(38)%
Adjusted net interest income (1)	$106,886	$106,313	$97,115	1%	10%

Average interest earning assets	$10,292,996	$10,136,677	$10,377,473	2%	(1)%

Net interest margin – consolidated (1)	4.29%	4.22%	3.95%
Adjusted net interest margin – consolidated (1)	4.12%	4.16%	3.72%

	Year Ended:		Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2013	Dec 31, 2012	% Change

Net interest income	$404,965	$407,236	(1)%
Tax equivalent adjustment (1)	4,579	4,650	(2)%
Net interest income (1)	409,544	411,886	(1)%

Adjustments:
Interest and fee reversals on non-accrual loans	922	1,498	(38)%
Covered loan disposal gains	(13,135)	(17,829)	(26)%
Adjusted net interest income (1)	$397,331	$395,555	0%

Average interest earning assets	$10,224,606	$10,252,167	0%

Net interest margin – consolidated (1)	4.01%	4.02%
Adjusted net interest margin – consolidated (1)	3.89%	3.86%

(1)	Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability to absorb potential losses. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012

Total shareholders' equity	$1,727,426	$1,725,995	$1,724,039
Subtract:
Goodwill and other intangible assets, net	776,683	778,094	685,331
Tangible common shareholders' equity	$950,743	$947,901	$1,038,708

Total assets	$11,636,112	$11,569,297	$11,795,443
Subtract:
Goodwill and other intangible assets, net	776,683	778,094	685,331
Tangible assets	$10,859,429	$10,791,203	$11,110,112

Common shares outstanding at period end	111,973,203	111,928,762	111,889,959

Tangible common equity ratio	8.75%	8.78%	9.35%
Tangible book value per common share	$8.49	$8.47	$9.28

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada, and also owns Financial Pacific Leasing, a national business-essential commercial equipment leasing company. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, January 23, 2014, at 10:00 a.m. PST (1:00 p.m. EST) during which the Company will discuss fourth quarter and 2013 year-end results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (877) 780-3379 a few minutes before 10:00 a.m. The conference ID is 6995355. A re-broadcast will be available approximately two hours after the conference call by dialing (888) 203-1112 and entering passcode 6995355 or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website after the market closes on Wednesday, January 22, 2014.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about size and growth potential from the announced acquisition of Sterling Financial Corporation; how we expect to determine the fair value of junior subordinated debentures; our success in resolving remaining credits at the estimated value of related collateral; the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio; valuations of, and the potential accelerated redemption of, junior subordinated debentures and our current intent to not redeem those securities following the merger with Sterling Financial Corporation; costs of interest bearing deposits and management’s pricing strategy; our plans to hold a large interest bearing cash position, relative to historical levels; and the planned closing and integration of the proposed merger with Sterling Financial Corporation. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, changes in the discounted cash flow model used to determine the fair value of subordinated debentures, a material drop in mortgage interest rates that reduces the value of the MSR asset, prolonged low interest rate environment, unanticipated weakness in loan demand or loan pricing, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated increases in the cost of deposits, asset growth that triggers a phase-out of junior subordinated debentures from Tier 1 capital, continued negative pressure on interest income associated with our large cash position; failure to obtain the approval of shareholders of Sterling or Umpqua in connection with the proposed merger; the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to promptly and effectively integrate the businesses of Sterling and Umpqua; the diversion of management time on issues related to the merger; the failure to consummate or delay in consummating the merger for other reasons; changes in laws or regulations; and changes in general economic conditions.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Important Information for Investors and Shareholders

In connection with the proposed merger, Umpqua Holdings Corporation (“Umpqua”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 and amendments thereto containing a joint proxy statement/prospectus of Sterling Financial Corporation (“Sterling”) and Umpqua, and Sterling and Umpqua will each file other documents with respect to the proposed merger. A definitive joint proxy statement/prospectus will be mailed to shareholders of Sterling and Umpqua. Investors and security holders of Sterling and Umpqua are urged to read the joint proxy statement/prospectus and other documents that have been and will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Umpqua or Sterling through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Umpqua will be available free of charge on Umpqua’s internet website at www.umpquaholdingscorp.com or by contacting Umpqua’s Investor Relations Department at (503)268-6675. Copies of the documents filed with the SEC by Sterling will be available free of charge on Sterling’s internet website at www.sterlingfinancialcorporation.com or by contacting Sterling’s Investor Relations Department at (509) 358-8097.

Umpqua, Sterling, their directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Umpqua is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on February 25, 2013, and its Current Report on Form 8-K that was filed with the SEC on April 11, 2013. Information about the directors and executive officers of Sterling is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 15, 2013, and its Current Reports on Form 8-K or 8-K/A that were filed with the SEC on May 10, 2013, June 20, 2013 and August 9, 2013. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change
Interest income
Non-covered loans and leases	$93,032	$93,706	$79,908	(1)%	16%
Covered loans and leases	13,330	11,837	18,915	13%	(30)%
Interest and dividends on investments:
Taxable	9,517	7,882	11,366	21%	(16)%
Exempt from federal income tax	2,173	2,200	2,314	(1)%	(6)%
Dividends	87	51	46	71%	89%
Temporary investments & interest bearing deposits	399	284	192	40%	108%
Total interest income	118,538	115,960	112,741	2%	5%

Interest expense
Deposits	4,168	4,845	6,496	(14)%	(36)%
Repurchase agreements and fed funds purchased	42	35	56	20%	(25)%
Term debt	2,332	2,338	2,335	0%	0%
Junior subordinated debentures	1,922	1,933	2,025	(1)%	(5)%
Total interest expense	8,464	9,151	10,912	(8)%	(22)%

Net interest income	110,074	106,809	101,829	3%	8%
Provision for non-covered loan and lease losses	3,840	3,008	4,913	28%	(22)%
(Recapture of) provision for covered loan and lease losses	(1,369)	(1,904)	3,103	(28)%	nm

Non-interest income
Service charges	8,108	8,374	7,321	(3)%	11%
Brokerage fees	3,584	3,854	3,305	(7)%	8%
Mortgage banking revenue, net	15,957	15,071	31,147	6%	(49)%
Net gain on investment securities	191	3	2,669	nm	(93)%
Loss on junior subordinated debentures
carried at fair value	(554)	(554)	(554)	0%	0%
Change in FDIC indemnification asset	(5,708)	(6,474)	(4,590)	(12)%	24%
Other income	5,207	5,870	7,689	(11)%	(32)%
Total non-interest income	26,785	26,144	46,987	2%	(43)%

Non-interest expense
Salaries and employee benefits	52,720	53,699	54,331	(2)%	(3)%
Net occupancy and equipment	16,254	16,019	14,562	1%	12%
Intangible amortization	1,186	1,186	1,204	0%	(1)%
FDIC assessments	1,922	1,709	1,755	12%	10%
Net loss (gain) on non-covered other real estate owned	1,416	(27)	3,001	nm	(53)%
Net (gain) loss on covered other real estate owned	(19)	(68)	326	(72)%	(106)%
Merger related expenses	1,639	4,856	2,000	(66)%	(18)%
Other expense	20,246	18,230	20,867	11%	(3)%
Total non-interest expense	95,364	95,604	98,046	0%	(3)%

Income before provision for income taxes	39,024	36,245	42,754	8%	(9)%
Provision for income taxes	13,754	12,768	14,796	8%	(7)%
Net income	25,270	23,477	27,958	8%	(10)%

Dividends and undistributed earnings
allocated to participating securities	212	196	183	8%	16%
Net earnings available to common shareholders	$25,058	$23,281	$27,775	8%	(10)%

Weighted average basic shares outstanding	111,948,569	111,912,190	111,953,682	0%	0%
Weighted average diluted shares outstanding	112,214,086	112,195,288	112,132,395	0%	0%
Earnings per common share – basic	$0.22	$0.21	$0.25	5%	(12)%
Earnings per common share – diluted	$0.22	$0.21	$0.25	5%	(12)%

nm = not meaningful

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation Consolidated Statements of Income (Unaudited)
	Year Ended:
(Dollars in thousands, except per share data)	Dec 31, 2013	Dec 31, 2012	% Change
Interest income
Loans and leases	$343,717	$313,294	10%
Covered loans and leases	54,497	73,518	(26)%
Interest and dividends on investments:
Taxable	34,146	59,078	(42)%
Exempt from federal income tax	8,898	9,184	(3)%
Dividends	252	83	204%
Temporary investments & interest bearing cash	1,336	928	44%
Total interest income	442,846	456,085	(3)%

Interest expense
Deposits	20,755	31,133	(33)%
Repurchase agreements and fed funds purchased	141	288	(51)%
Term debt	9,248	9,279	0%
Junior subordinated debentures	7,737	8,149	(5)%
Total interest expense	37,881	48,849	(22)%

Net interest income	404,965	407,236	(1)%

Provision for non-covered loan and lease losses	16,829	21,796	(23)%
(Recapture of) provision for covered loan and lease losses	(6,113)	7,405	(183)%

Non-interest income
Service charges	30,952	28,299	9%
Brokerage fees	14,736	12,967	14%
Mortgage banking revenue, net	78,885	84,216	(6)%
Net gain on investment securities	209	3,868	(95)%
Loss on junior subordinated debentures
carried at fair value	(2,197)	(2,203)	0%
Change in FDIC indemnification asset	(25,549)	(15,234)	68%
Other income	24,405	24,916	(2)%
Total non-interest income	121,441	136,829	(11)%

Non-interest expense
Salaries and employee benefits	209,991	200,946	5%
Net occupancy and equipment	62,067	55,081	13%
Intangible amortization	4,781	4,816	(1)%
FDIC assessments	6,954	7,308	(5)%
Net loss on non-covered other real estate owned	1,113	9,245	(88)%
Net loss on covered other real estate owned	135	3,410	(96)%
Merger related expenses	8,836	2,338	278%
Other expense	70,784	76,508	(7)%
Total non-interest expense	364,661	359,652	1%

Income before provision for income taxes	151,029	155,212	(3)%
Provision for income taxes	52,668	53,321	(1)%
Net income	98,361	101,891	(3)%
Dividends and undistributed earnings
allocated to participating securities	788	682	16%
Net earnings available to common shareholders	$97,573	$101,209	(4)%

Weighted average basic shares outstanding	111,938,033	111,934,679	0%
Weighted average diluted shares outstanding	112,175,700	112,151,115	0%
Earnings per common share – basic	$0.87	$0.90	(3)%
Earnings per common share – diluted	$0.87	$0.90	(3)%

nm = not meaningful

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation Consolidated Balance Sheets (Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change
Assets:
Cash and due from banks	$178,685	$193,188	$223,532	(8)%	(20)%
Interest bearing deposits	611,224	503,369	315,053	21%	94%
Temporary investments	514	534	5,202	(4)%	(90)%
Investment securities:
Trading, at fair value	5,958	4,012	3,747	49%	59%
Available for sale, at fair value	1,790,978	1,910,082	2,625,229	(6)%	(32)%
Held to maturity, at amortized cost	5,563	5,766	4,541	(4)%	23%
Loans held for sale	104,664	113,993	320,132	(8)%	(67)%
Non-covered loans and leases	7,354,403	7,228,904	6,681,080	2%	10%
Allowance for non-covered loan and lease losses	(85,314)	(84,694)	(85,391)	1%	0%
Non-covered loans and leases, net	7,269,089	7,144,210	6,595,689	2%	10%
Covered loans and leases, net	363,992	397,083	477,078	(8)%	(24)%
Restricted equity securities	30,685	31,444	33,443	(2)%	(8)%
Premises and equipment, net	177,680	173,876	162,667	2%	9%
Goodwill and other intangibles, net	776,683	778,094	685,331	0%	13%
Mortgage servicing rights, at fair value	47,765	41,853	27,428	14%	74%
Non-covered other real estate owned	21,833	18,249	17,138	20%	27%
Covered other real estate owned	2,102	2,980	10,374	(29)%	(80)%
FDIC indemnification asset	23,174	29,427	52,798	(21)%	(56)%
Bank owned life insurance	96,938	96,276	93,831	1%	3%
Deferred tax assets, net	16,627	20,342	3,528	(18)%	371%
Other assets	111,958	104,519	138,702	7%	(19)%
Total assets	$11,636,112	$11,569,297	$11,795,443	1%	(1)%

Liabilities:
Deposits	$9,117,660	$9,067,240	$9,379,275	1%	(3)%
Securities sold under agreements to repurchase	224,882	215,310	137,075	4%	64%
Term debt	251,494	252,017	253,605	0%	(1)%
Junior subordinated debentures, at fair value	87,274	86,718	85,081	1%	3%
Junior subordinated debentures, at amortized cost	101,899	101,979	110,985	0%	(8)%
Other liabilities	125,477	120,038	105,383	5%	19%
Total liabilities	9,908,686	9,843,302	10,071,404	1%	(2)%

Shareholders' equity:
Common stock	1,514,485	1,513,225	1,512,400	0%	0%
Retained earnings	217,917	209,597	187,293	4%	16%
Accumulated other comprehensive (loss) income	(4,976)	3,173	24,346	(257)%	(120)%
Total shareholders' equity	1,727,426	1,725,995	1,724,039	0%	0%
Total liabilities and shareholders' equity	$11,636,112	$11,569,297	$11,795,443	1%	(1)%

Common shares outstanding at period end	111,973,203	111,928,762	111,889,959	0%	0%
Book value per common share	$15.43	$15.42	$15.41	0%	0%
Tangible book value per common share	$8.49	$8.47	$9.28	0%	(9)%
Tangible equity - common	$950,743	$947,901	$1,038,708	0%	(8)%
Tangible common equity to tangible assets	8.75%	8.78%	9.35%

nm = not meaningful

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Dec 31, 2013		Sep 30, 2013		Dec 31, 2012		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied term	$2,328,260	32%	$2,382,430	33%	$2,316,909	35%	(2)%	0%
Owner occupied term	1,259,583	17%	1,230,417	17%	1,276,840	19%	2%	(1)%
Multifamily	403,537	5%	379,395	5%	331,735	5%	6%	22%
Commercial construction	245,231	3%	246,583	3%	200,631	3%	(1)%	22%
Residential development	88,413	1%	78,756	1%	57,139	1%	12%	55%
Commercial:
Term	770,845	10%	768,926	11%	797,061	12%	0%	(3)%
Lines of credit & other	987,360	13%	950,954	13%	890,808	13%	4%	11%
Leases & equipment finance	361,591	5%	335,580	5%	31,270	0%	8%	1,056%
Residential real estate:
Mortgage	597,201	8%	553,285	8%	478,463	7%	8%	25%
Home equity lines & loans	264,269	4%	258,610	4%	262,637	4%	2%	1%
Consumer & other	48,113	1%	43,968	1%	37,587	1%	9%	28%
Total	$7,354,403	100%	$7,228,904	100%	$6,681,080	100%	2%	10%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Dec 31, 2013		Sep 30, 2013		Dec 31, 2012		Sequential Quarter	year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate:
Non-owner occupied term	$204,052	56%	$216,354	54%	$259,104	54%	(6)%	(21)%
Owner occupied term	48,673	13%	54,332	14%	66,590	14%	(10)%	(27)%
Multifamily	37,185	10%	40,052	10%	43,642	9%	(7)%	(15)%
Commercial construction	2,803	1%	6,654	2%	9,689	2%	(58)%	(71)%
Residential development	6,311	2%	7,468	2%	8,359	2%	(15)%	(25)%
Commercial:
Term	13,280	4%	13,864	3%	19,427	4%	(4)%	(32)%
Lines of credit & other	6,302	2%	10,583	3%	14,114	3%	(40)%	(55)%
Residential real estate:
Mortgage	22,175	6%	23,161	6%	27,595	6%	(4)%	(20)%
Home equity lines & loans	19,119	5%	20,037	5%	22,868	5%	(5)%	(16)%
Consumer & other	4,092	1%	4,578	1%	5,690	1%	(11)%	(28)%
Total	$363,992	100%	$397,083	100%	$477,078	100%	(8)%	(24)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Dec 31, 2013		Sep 30, 2013		Dec 31, 2012		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$2,436,477	27%	$2,421,008	27%	$2,278,914	24%	1%	7%
Demand, interest bearing	1,233,070	14%	1,179,351	13%	1,215,002	13%	5%	1%
Money market	3,349,946	37%	3,283,085	36%	3,407,047	36%	2%	(2)%
Savings	560,699	6%	551,327	6%	475,325	5%	2%	18%
Time	1,537,468	17%	1,632,469	18%	2,002,987	21%	(6)%	(23)%
Total	$9,117,660	100%	$9,067,240	100%	$9,379,275	100%	1%	(3)%

Total core deposits (1)	$8,026,768	88%	$7,926,734	87%	$7,624,240	81%	1%	5%

Number of open accounts:
Demand, non-interest bearing	187,088		186,975		184,458		0%	1%
Demand, interest bearing	48,643		49,226		50,495		(1)%	(4)%
Money market	35,303		35,909		37,851		(2)%	(7)%
Savings	84,144		84,448		85,512		0%	(2)%
Time	23,688		24,618		28,402		(4)%	(17)%
Total	378,866		381,176		386,718		(1)%	(2)%

Average balance per account:
Demand, non-interest bearing	$13.0		$12.9		$12.4
Demand, interest bearing	25.3		24.0		24.1
Money market	94.9		91.4		90.0
Savings	6.7		6.5		5.6
Time	64.9		66.3		70.5
Total	$24.1		$23.8		$24.3
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans and leases on non-accrual status	$31,891	$39,805	$66,736	(20)%	(52)%
Non-covered loans and leases past due 90+ days & accruing	3,430	4,936	4,232	(31)%	(19)%
Total non-performing loans and leases	35,321	44,741	70,968	(21)%	(50)%
Non-covered other real estate owned	21,833	18,249	17,138	20%	27%
Total	$57,154	$62,990	$88,106	(9)%	(35)%

Non-covered performing restructured loans and leases	$68,791	$69,497	$70,602	(1)%	(3)%

Non-covered loans and leases past due 30-89 days	$15,290	$22,060	$23,791	(31)%	(36)%
Non-covered loans and leases past due 30-89 days to non-covered loans and leases	0.21%	0.31%	0.36%

Non-covered, non-performing loans and leases to
non-covered loans and leases	0.48%	0.62%	1.06%
Non-covered, non-performing assets to total assets	0.49%	0.54%	0.75%

Covered non-performing assets:
Covered loans and leases on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans and leases	--	--	--	nm	nm
Covered other real estate owned	2,102	2,980	10,374	(29)%	(80)%
Total	$2,102	$2,980	$10,374	(29)%	(80)%

Covered non-performing loans and leases to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.02%	0.03%	0.09%

Total non-performing assets:
Loans and leases on non-accrual status	$31,891	$39,805	$66,736	(20)%	(52)%
Loans and leases past due 90+ days & accruing	3,430	4,936	4,232	(31)%	(19)%
Total non-performing loans and leases	35,321	44,741	70,968	(21)%	(50)%
Other real estate owned	23,935	21,229	27,512	13%	(13)%
Total	$59,256	$65,970	$98,480	(10)%	(40)%

Non-performing loans and leases to loans and leases	0.46%	0.59%	0.99%
Non-performing assets to total assets	0.51%	0.57%	0.83%

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$84,694	$85,836	$84,759
Provision for non-covered loan and lease losses	3,840	3,008	4,913	28%	(22)%

Charge-offs	(11,349)	(6,317)	(9,402)	80%	21%
Recoveries	8,129	2,167	5,121	275%	59%
Net charge-offs	(3,220)	(4,150)	(4,281)	(22)%	(25)%

Total allowance for non-covered loan and lease losses	85,314	84,694	85,391	1%	0%

Reserve for unfunded commitments	1,436	1,375	1,223	4%	17%
Total allowance for non-covered credit losses	$86,750	$86,069	$86,614	1%	0%

Net charge-offs to average non-covered
loans and leases (annualized)	0.18%	0.23%	0.26%
Recoveries to gross charge-offs	71.63%	34.30%	54.47%
Allowance for non-covered loan losses to
non-covered loans and leases	1.16%	1.17%	1.28%
Allowance for non-covered credit losses to
non-covered loans and leases	1.18%	1.19%	1.30%

	Year Ended:
(Dollars in thousands)	Dec 31, 2013	Dec 31, 2012	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$85,391	$92,968
Provision for non-covered loan and lease losses	16,829	21,796	(23)%

Charge-offs	(30,995)	(41,339)	(25)%
Recoveries	14,089	11,966	18%
Net charge-offs	(16,906)	(29,373)	(42)%

Total allowance for non-covered loan and lease losses	85,314	85,391	0%

Reserve for unfunded commitments	1,436	1,223	17%
Total allowance for non-covered credit losses	$86,750	$86,614	0%

Net charge-offs to average non-covered
loans and leases	0.24%	0.48%
Recoveries to gross charge-offs	45.46%	28.95%

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	Change	Change
Average Rates:
Yield on non-covered loans and leases	5.00%	5.12%	4.73%	(0.12)	0.27
Yield on covered loans and leases	13.99%	11.67%	15.07%	2.32	(1.08)
Yield on taxable investments	2.31%	1.77%	1.76%	0.54	0.55
Yield on tax-exempt investments (1)	5.56%	5.62%	5.26%	(0.06)	0.30
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.26%	0.00	(0.01)
Total yield on earning assets (1)	4.61%	4.58%	4.37%	0.03	0.24

Cost of interest bearing deposits	0.25%	0.29%	0.37%	(0.04)	(0.12)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.07%	0.07%	0.14%	0.00	(0.07)
Cost of term debt	3.68%	3.67%	3.66%	0.01	0.02
Cost of junior subordinated debentures	4.04%	4.08%	4.22%	(0.04)	(0.18)
Total cost of interest bearing liabilities	0.46%	0.50%	0.57%	(0.04)	(0.11)

Net interest spread (1)	4.15%	4.08%	3.80%	0.07	0.35
Net interest margin – Consolidated (1)	4.29%	4.22%	3.95%	0.07	0.34

Net interest margin – Bank (1)	4.35%	4.30%	4.02%	0.05	0.33

As reported (GAAP):
Return on average assets	0.86%	0.81%	0.95%	0.05	(0.09)
Return on average tangible assets	0.92%	0.86%	1.01%	0.06	(0.09)
Return on average common equity	5.73%	5.36%	6.42%	0.37	(0.69)
Return on average tangible common equity	10.38%	9.79%	10.61%	0.59	(0.23)
Efficiency ratio – Consolidated	69.12%	71.30%	65.36%	(2.18)	3.76
Efficiency ratio – Bank	67.30%	69.30%	63.66%	(2.00)	3.64

Operating basis (non-GAAP): (2)
Return on average assets	0.95%	0.92%	1.00%	0.03	(0.05)
Return on average tangible assets	1.02%	0.99%	1.06%	0.03	(0.04)
Return on average common equity	6.38%	6.11%	6.77%	0.27	(0.39)
Return on average tangible common equity	11.56%	11.15%	11.19%	0.41	0.37
Efficiency ratio – Consolidated	67.66%	67.40%	63.80%	0.26	3.86
Efficiency ratio – Bank	66.10%	65.63%	62.32%	0.47	3.78

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation Selected Ratios (Unaudited)
	Year Ended:
	Dec 31, 2013	Dec 31, 2012	Change
Average Rates:
Yield on non-covered loans and leases	4.85%	4.95%	(0.10)
Yield on covered loans and leases	13.07%	13.27%	(0.20)
Yield on taxable investments	1.76%	2.16%	(0.40)
Yield on tax-exempt investments (1)	5.46%	5.34%	0.12
Yield on temporary investments & interest bearing cash	0.26%	0.25%	0.01
Total yield on earning assets (1)	4.38%	4.49%	(0.11)

Cost of interest bearing deposits	0.31%	0.44%	(0.13)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.08%	0.20%	(0.12)
Cost of term debt	3.66%	3.64%	0.02
Cost of junior subordinated debentures	4.09%	4.35%	(0.26)
Total cost of interest bearing liabilities	0.51%	0.64%	(0.13)

Net interest spread (1)	3.87%	3.85%	0.02
Net interest margin – Consolidated (1)	4.01%	4.02%	(0.01)

Net interest margin – Bank (1)	4.08%	4.09%	(0.01)

As reported (GAAP):
Return on average assets	0.85%	0.88%	(0.03)
Return on average tangible assets	0.91%	0.94%	(0.03)
Return on average common equity	5.64%	5.95%	(0.31)
Return on average tangible common equity	9.78%	9.87%	(0.09)
Efficiency ratio – Consolidated	68.68%	65.54%	3.14
Efficiency ratio – Bank	66.54%	63.41%	3.13

Operating basis (non-GAAP): (2)
Return on average assets	0.92%	0.90%	0.02
Return on average tangible assets	0.98%	0.96%	0.02
Return on average common equity	6.11%	6.11%	0.00
Return on average tangible common equity	10.60%	10.14%	0.46
Efficiency ratio – Consolidated	66.74%	64.86%	1.88
Efficiency ratio – Bank	64.86%	62.99%	1.87

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change

Temporary investments & interest bearing cash	$625,405	$443,148	$290,282	41%	115%
Investment securities, taxable	1,664,716	1,788,567	2,599,992	(7)%	(36)%
Investment securities, tax-exempt	236,552	237,545	265,686	0%	(11)%
Loans held for sale	89,553	136,261	250,410	(34)%	(64)%
Non-covered loans and leases	7,298,622	7,128,753	6,471,836	2%	13%
Covered loans and leases	378,148	402,403	499,267	(6)%	(24)%
Total interest earning assets	10,292,996	10,136,677	10,377,473	2%	(1)%
Goodwill & other intangible assets, net	777,188	779,294	679,461	0%	14%
Total assets	11,624,424	11,460,729	11,635,472	1%	0%

Non-interest bearing demand deposits	2,452,554	2,317,932	2,230,250	6%	10%
Interest bearing deposits	6,661,933	6,691,579	6,977,036	0%	(5)%
Total deposits	9,114,487	9,009,511	9,207,286	1%	(1)%
Interest bearing liabilities	7,326,763	7,320,460	7,581,483	0%	(3)%

Shareholders’ equity - common	1,734,583	1,722,881	1,721,349	1%	1%
Tangible common equity (1)	957,395	943,587	1,041,888	1%	(8)%

	Year Ended:
(Dollars in thousands)	Dec 31, 2013	Dec 31, 2012	% Change

Temporary investments & interest bearing cash	$519,000	$364,082	43%
Investment securities, taxable	1,952,611	2,743,672	(29)%
Investment securities, tax-exempt	247,010	258,816	(5)%
Loans held for sale	138,383	178,403	(22)%
Non-covered loans and leases	6,950,740	6,153,116	13%
Covered loans and leases	416,862	554,078	(25)%
Total interest earning assets	10,224,606	10,252,167	0%
Goodwill & other intangible assets, net	731,525	676,354	8%
Total assets	11,507,688	11,499,499	0%

Non-interest bearing demand deposits	2,284,996	2,034,035	12%
Interest bearing deposits	6,772,677	7,090,584	(4)%
Total deposits	9,057,673	9,124,619	(1)%
Interest bearing liabilities	7,392,348	7,674,688	(4)%

Shareholders’ equity - common	1,729,083	1,701,403	2%
Tangible common equity (1)	997,558	1,025,049	(3)%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Umpqua Holdings Corporation Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$4,362,499	$4,195,759	$3,162,080	4%	38%
MSR asset, at fair value	47,765	41,853	27,428	14%	74%
MSR as % of serviced portfolio	1.09%	1.00%	0.87%

Mortgage Banking Revenue:
Origination and sale	$9,915	$12,764	$31,993	(22)%	(69)%
Servicing	2,911	2,718	2,002	7%	45%
Change in fair value of MSR asset	3,131	(411)	(2,848)	(862)%	(210)%
Total	$15,957	$15,071	$31,147	6%	(49)%

Closed loan volume	$359,569	$463,036	$684,718	(22)%	(47)%

	Year Ended:
(Dollars in thousands)	Dec 31, 2013	Dec 31, 2012	% Change

Mortgage Banking Revenue:
Origination and sale	$66,117	$86,119	(23)%
Servicing	10,395	6,563	58%
Change in fair value of MSR asset	2,373	(8,466)	(128)%
Total	$78,885	$84,216	(6)%

Closed loan volume	$1,930,877	$2,197,343	(12)%

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

Additional Tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•	Table 1 – Non-covered, non-performing assets by type and by region
•	Table 2 – Non-covered, non-performing assets by type trends
•	Table 3 – Non-covered loans and leases past due 30-89 days by type and by region
•	Table 4 – Non-covered loans and leases past due 30-89 days by type trends
•	Table 5 – Non-covered restructured loans and leases on accrual status by type and by region

The following is a distribution of non-covered, non-performing assets by type and by region as of December 31, 2013:

Table 1 - Non-covered, non-performing assets by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Non-accrual loans and leases:
Commercial real estate:
Non-owner occupied term	$--	$1,065	$3,484	$389	$1,599	$2,656	$9,193
Owner occupied term	--	509	--	2,093	--	3,602	6,204
Multifamily	--	--	--	--	580	355	935
Commercial construction	--	--	--	--	--	--	--
Residential development	--	2,801	--	--	--	--	2,801
Commercial	2,813	5,660	207	3,797	171	110	12,758
Other	--	--	--	--	--	--	--
Total	$2,813	$10,035	$3,691	$6,279	$2,350	$6,723	$31,891

Loans and leases 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$--	$--	$--	$--	$--	$--	$--
Owner occupied term	--	--	--	437	--	173	610
Multifamily	--	--	--	--	--	--	--
Commercial construction	--	--	--	--	--	--	--
Residential development	--	--	--	--	--	--	--
Commercial	517	--	--	--	--	--	517
Other	14	2,090	60	108	30	1	2,303
Total	$531	$2,090	$60	$545	$30	$174	$3,430

Total non-performing loans and leases	$3,344	$12,125	$3,751	$6,824	$2,380	$6,897	$35,321

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$--	$11,428	$--	$155	$64	$--	$11,647
Owner occupied term	--	311	562	219	1,905	--	2,997
Multifamily	--	--	--	--	--	--	--
Commercial construction	662	5,130	--	--	163	--	5,955
Residential development	--	373	--	--	--	--	373
Commercial	--	--	--	--	460	--	460
Other	--	356	45	--	--	--	401
Total	$662	$17,598	$607	$374	$2,592	$--	$21,833

Total non-performing assets	$4,006	$29,723	$4,358	$7,198	$4,972	$6,897	$57,154
% of total	7.0%	52.0%	7.6%	12.6%	8.7%	12.1%	100%

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

The following is a distribution of non-covered, non-performing assets by type as of December 31, 2013, September 30, 2013 and December 31, 2012:

Table 2 –Non-covered, non-performing assets by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change
Non-accrual loans and leases:
Commercial real estate:
Non-owner occupied term	$9,193	$14,030	$33,796	(34)%	(73)%
Owner occupied term	6,204	3,417	8,449	82%	(27)%
Multifamily	935	1,082	1,045	(14)%	(11)%
Commercial construction	--	5,130	4,177	(100)%	(100)%
Residential development	2,801	2,871	5,132	(2)%	(45)%
Commercial	12,758	13,275	14,067	(4)%	(9)%
Other	--	--	70	0%	(100)%
Total	$31,891	$39,805	$66,736	(20)%	(52)%

Loans and leases 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$--	$1,402	$--	(100)%	nm
Owner occupied term	610	--	--	nm	nm
Multifamily	--	--	--	nm	nm
Commercial construction	--	--	--	nm	nm
Residential development	--	--	--	nm	nm
Commercial	517	470	81	10%	538%
Other	2,303	3,064	4,151	(25)%	(45)%
Total	$3,430	$4,936	$4,232	(31)%	(19)%

Total non-performing loans and leases	$35,321	$44,741	$70,968	(21)%	(50)%

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$11,647	$10,972	$4,458	6%	161%
Owner occupied term	2,997	4,024	2,111	(26)%	42%
Multifamily	--	--	--	0%	0%
Commercial construction	5,955	2,260	2,424	163%	146%
Residential development	373	--	3,546	nm	(89)%
Commercial	460	473	2,626	(3)%	(82)%
Other	401	520	1,973	(23)%	(80)%
Total	$21,833	$18,249	$17,138	20%	27%

Total non-performing assets	$57,154	$62,990	$88,106	(9)%	(35)%

Umpqua Holdings Corporation announces full year & fourth quarter 2013 results

January 22, 2014

The following is a distribution of non-covered loans and leases past due 30 to 89 days by loan type by region as of December 31, 2013:

Table 3 – Non-covered loans and leases past due 30-89 days by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Loans and leases 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$--	$400	$287	$--	$2,554	$729	$3,970
Owner occupied term	--	502	340	--	67	751	1,660
Multifamily	--	--	--	--	--	--	--
Commercial construction	--	--	--	--	--	--	--
Residential development	--	--	--	--	--	--	--
Commercial	3,902	90	111	1,805	499	682	7,089
Other	20	1,669	375	117	17	373	2,571
Total	$3,922	$2,661	$1,113	$1,922	$3,137	$2,535	$15,290

The following is a distribution of non-covered loans and leases past due 30 to 89 days by type as of December 31, 2013, September 30, 2013 and December 31, 2012:

Table 4 –Non-covered loans and leases past due 30-89 days by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change
Loans and leases 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$3,970	$5,985	$6,229	(34)%	(36)%
Owner occupied term	1,660	3,256	4,302	(49)%	(61)%
Multifamily	--	496	--	(100)%	nm
Commercial construction	--	--	283	nm	(100)%
Residential development	--	1,373	479	(100)%	(100)%
Commercial	7,089	8,439	6,905	(16)%	3%
Other	2,571	2,511	5,593	2%	(54)%
Total	$15,290	$22,060	$23,791	(31)%	(36)%

The following is a distribution of non-covered restructured loans and leases on accrual status by type by region as of December 31, 2013:

Table 5 – Non-covered restructured loans and leases on accrual status by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Restructured loans and leases, accrual basis:
Commercial real estate:
Non-owner occupied term	$13,188	$13,492	$3,865	$--	$6,821	$--	$37,366
Owner occupied term	--	650	--	608	3,944	--	5,202
Multifamily	--	--	--	--	--	--	--
Commercial construction	--	8,498	--	--	1,092	--	9,590
Residential development	--	6,987	--	--	7,915	--	14,902
Commercial	--	--	--	--	1,258	--	1,258
Other	--	473	--	--	--	--	473
Total	$13,188	$30,100	$3,865	$608	$21,030	$--	$68,791

nm = not meaningful

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